UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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ZAXIS INTERNATIONAL INC.
(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT
OF
 ZAXIS INTERNATIONAL INC.
42 Ben Zvi Street
Ramat Gan, Israel
+ 972 052-579-5082

To Our Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Zaxis International Inc., a Delaware corporation (the "Corporation"), in connection with actions taken by the Corporation's Board of Directors and the holders of a majority of the issued and outstanding shares of common stock of the Corporation (the "Majority Consenting Stockholders"), which actions were approved by written consent, as amended, on February __, 2015 (the "Joint Written Consent"), to amend the Corporation's Certificate of Incorporation (the "Certificate of Amendment") to effect the following corporate actions: (i) change the Corporation's authorized capital stock from 110,000,000 shares, consisting of: (a) 100,000,000 shares of common stock, par value $0.0001 per share ("Common Stock"); and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share ("Preferred Stock) to 500,000,000 authorized shares of capital stock consisting of: (a) 490,000,000 shares of Common Stock and (b) 10,000,000 shares of Preferred Stock; and (ii) implement a reverse split of the Corporation's outstanding shares of Common Stock on a One-for-Four (1:4) basis (the "Reverse Stock Split").

The 10,000,000 authorized shares of Preferred Stock will not be changed by the Certificate of Amendment and the Board of Directors has and shall continue to have the authority to establish one or more series of Preferred Stock and fix the relative rights and preferences of any series of Preferred Stock to be determined by the Board of Directors without further action by the Corporation's Stockholders.

The actions to be taken pursuant to the Joint Written Consent shall be taken at such future date as determined by the Board of Directors, as evidenced by the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the stockholders of record as of February __, 2015 (the "New Record Date"). The Amendment was authorized and approved by the Joint Written Consent of the Board of Directors and Majority Stockholders dated February 17, 2015, a copy of which is attached hereto as Exhibit A.

This Information Statement is be sent to you for information purposes only and you are not required to take any action.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

By Order of the Board of Directors:
/s/ Liron Carmel
Liron Carmel
CEO and sole Director

Ramat Gan, Israel
February __, 2015

ZAXIS INTERNATIONAL INC.
42 Ben Zvi Street
Ramat Gan, Israel
Tel.: + 972 052-579-5082

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Definitive Information statement is being filed with the United States Securities and Exchange Commission (the "SEC") on February ___, 2015, in connection with the Joint Written Consent of the Board of Directors and the Majority Consenting Stockholders, dated February 17, 2015, to amend the Corporation's Certificate of Incorporation (the "Amendment") to effect the following corporate actions: (i) to increase the number of authorized shares of common stock, par value $0.0001 (the "Common Stock") from 100,000,000 shares of Common Stock to 490,000,000 shares of Common Stock; and (iii) to implement a reverse stock split of the Corporation's Common Stock on the basis of one share for every four (1:4) outstanding shares (the "Reverse Stock Split"), so that every four outstanding shares of Common Stock before the Reverse Stock Split shall represent one share of Common Stock after the Reverse Stock Split.

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"), the actions approved by the Joint Written Consent of the Board of Directors and the Majority Consenting Stockholders cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders and receipt of approval by FINRA.

The Amendment to our Certificate of Incorporation (the "Certificate of Amendment") implementing the One for Four (1:4) Reverse Stock Split of our issued and outstanding Common Stock, will become effective upon receipt of approval from FINRA (the "Effective Date"). New Common Stock certificates will not be issued at the Effective Date, but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares because they hold the number of shares of Common Stock that is not evenly divisible by 4 will have the number of shares to which they are entitled rounded up to the nearest whole number of shares. No stockholder will receive cash in lieu of a fractional share. The Corporation's Common Stock is subject to quotation on the OTCQB Market under the symbol "ZXSI." Upon the Effective Date of the Reverse Stock Split, FINRA will not change our stock symbol.

ACTIONS TAKEN BY THE BOARD OF DIRECTORS AND MAJORITY CONSENTING STOCKHOLDERS

ACTION I

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors, with the written consent of the Corporation's Majority Consenting Stockholders (the "Joint Written Consent, as Amended"), have ratified and approved the adoption and filing with the State of Delaware of the Certificate of Amendment to: (i) increase the number of our authorized shares of Common Stock from 100,000,000 to 490,000,000 shares of Common Stock. The Certificate of Amendment will not increase or otherwise change the authorized 10,000,000 shares of Preferred Stock, no shares of which are presently issued or outstanding. The Corporation's Common Stock and Preferred Stock is sometimes referred to, collectively, as the "Authorized Capital Stock." The Corporation's Authorized Capital Stock, following the Certificate of Amendment, shall therefore be 500,000,000 shares, of which 490,000,000 shares shall be shares of Common Stock and 10,000,000 shares shall be shares of Preferred Stock. The Preferred Stock may be issued in one or more series and the Board of is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the Delaware General Corporation Law, without further action by the Corporation's stockholders.

A copy of the Joint Written Consent, as Amended, is attached as Exhibit A to this Information Statement and a copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit B to this Information Statement.

The rights of the additional authorized shares of Common Stock will be identical to those of the currently authorized and outstanding shares of Common Stock. However, because the holders of Common Stock do not have preemptive rights to purchase or subscribe for any new shares of Common Stock upon any subsequent issuance(s), any authorization and subsequent issuance of additional shares of Common Stock for any reason, whether in connection with an equity raise, potential future acquisitions, the issuance of shares for services, or otherwise, will reduce the current stockholders' percentage ownership interest in the total outstanding shares of the Corporation's Common Stock. This Amendment and the creation of additional shares of authorized Common Stock will not alter current stockholders' relative rights and privileges.
The increase in the number of shares of our authorized Common Stock will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to occur as soon as is reasonably practicable on or after the twentieth (20th) day following the mailing of the Definitive Information Statement to Corporation our stockholders.

Reason for Increase in Authorized Capital

As a "shell company," as that term is defined in Rule 405 promulgated by the SEC, which is a company with "No or nominal operations; and (2) Either:

(i) No or nominal assets; (ii) Assets consisting solely of cash and cash equivalents; or (iii) Assets consisting of any amount of cash and cash equivalents and nominal other assets," it may be reasonably expected that we will be required to issue authorized but unissued shares of our Common Stock as well as securities convertible into, or exercisable to purchase, additional shares of Common Stock for a variety of business purposes including, but not limited to, the following: raising additional capital for business operations, establishing strategic relationships with corporate partners, acquiring or investing in complementary businesses or products, providing equity incentives to employees, and effecting stock splits or issuing stock dividends.

After the Effective Date of the Reverse Stock Split on a one-for-four (1:4) basis, we will have 4,548,781 shares of Common Stock issued and outstanding and will have 485,451,218 shares of Common Stock available for issuance for any of the above-referenced business purposes, among other purposes.

Our Board of Directors and our Majority Consenting Stockholders have determined that it is in the best interests of the Corporation and all our stockholders to have available additional authorized but unissued shares of Common Stock and therefore recommend that we take appropriate action as provided herein to increase the number of shares of authorized shares of our Common Stock. As a result of the increase in authorized Common Stock, the Corporation will be able to issue shares of Common Stock from time to time as may be required for proper business purposes, including the planned capital raise, the reverse merger and related transactions as well as raising additional capital for our ongoing operations, establishing strategic relationships with corporate partners, acquiring or investing in complementary businesses or products or providing equity incentives to future employees and management.

Effects of Increase in Authorized Capital Stock

In general, the issuance of any new shares of Common Stock will cause immediate dilution to the Corporation's existing stockholders. Further, while such future issuances could also theoretically affect the amount of any dividends paid to such stockholders and reduce the share of the proceeds of the Corporation that they would receive upon liquidation of the Corporation, the Corporation's present financial condition would preclude the payment of any cash dividends or permit any distribution of proceeds in the event of any liquidation. Another effect of increasing the number of shares of authorized Common Stock may be to enable the Board of Directors to render it more difficult, or otherwise discourage an attempt to, obtain control of the Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management.
The Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (such as private placements, mergers and acquisitions, among other capital events) in which the number of the Corporation's outstanding shares would be increased and would thereby dilute the interest of all of our stockholders including the interest any party attempting to gain control of the Corporation. This would be the result even if such third-party is offering a significant premium over the then prevailing market price of our shares of Common Stock. Such issuances would increase the number of outstanding shares, thereby diluting the equity interest of all of our stockholders as well as any third-party attempting to obtain control of the Corporation. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Corporation, and the implementation of this resolution to increase the authorized shares of Common Stock was not adopted and approved with the intent that the increase in the Corporation's authorized Common Stock be utilized as an anti-takeover measure and is not part of any series of anti-takeover measures contained in any instruments or the Certificate of Incorporation, as amended, or the Bylaws of the Corporation in effect on the date of this Information Statement.

The shares of Preferred Stock that are presently authorized may also be issued in one or mare classes or series, having such designations, preferences, privileges and rights as the Board of Directors may determine, without further action by our stockholders.

Nevertheless, the increase in authorized shares of Common Stock and the currently authorized shares of Preferred Stock could make any attempt to gain control of the Corporation or the Board more difficult or time consuming and that the availability of additional authorized and unissued Authorized Capital Stock might make it more difficult to remove management. Although the Board currently has no intention of doing so, shares of Preferred could be issued by the Board to dilute the percentage of voting rights owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board. Further, while the Board of Directors has no plan to issue any shares of Preferred Stock, it does believe that having available shares of Preferred Stock for issuance in the future in connection with any proper business purpose, together with the increase in authorized Common Stock, will result the a better capital structure to grow our business.

The increase in the number of the Corporation's Authorized Capital Stock from 110,000,000 shares, including 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, to 500,000,000 shares, including 490,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock by means of an amendment to the Corporation's Certificate of Incorporation, was approved by the Joint Written Consent of the Board of Directors and our Majority Consenting Stockholders.

A copy of the Joint Written Consent is attached as Exhibit A to this Information Statement and a copy of the Certificate of Amendment to the Certificate of Incorporation is attached as Exhibit B to this Information Statement.

ACTION II

THE REVERSE STOCK SPLIT

On February 17, 2015, the Corporation's Board of Directors approved and Majority Consenting Stockholders, in writing, consented to and approved the Amendment to the Corporation's Certificate of Incorporation to effect a Reverse Stock Split whereby all outstanding shares of Common Stock will be subject to a Reverse Stock Split on a One-for-Four (1:4) basis. The Joint Written Consent, as amended, is attached hereto as Exhibit A and the Certificate of Amendment is attached hereto as Exhibit B.

Background and Purposes of the Reverse Stock Split

The Reverse Stock Split of the Corporation's currently issued and outstanding 18,195,126 shares of Common Stock on a One-for-Four (1:4) basis will reduce the number of issued and outstanding shares of Common Stock to 4,548,781 shares. The Board of Directors believes that the Reverse Stock Split will benefit all stockholders, as without the Reverse Stock Split, the Corporation will have to issue significantly more shares in any reverse merger transaction and/or in being able to successfully raise additional capital for its current business plan, among other corporate purposes.

While it may be expected that the Reverse Stock Split will increase the market price of the Corporation's shares four-fold, such increase, if any, may not be sustained. Further, the reduction in the number of outstanding shares could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Stock Split will, in fact, result in a proportionate increase or, for that matter, any increase, in the price of the shares of Common Stock subject to quotation on the OTCQB Market.

Any new shares issued following the Effective Date of the Reverse Stock Split will be fully paid and non-assessable shares. On the Effective Date of the Reverse Stock Split, the number of stockholders will remain unchanged because those stockholders who would otherwise receive only a fractional share will receive a number of shares rounded up to the next whole integer.

The Reverse Stock Split will not change the par value of our Common Stock. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Stock Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Stock Split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Stock Split for all periods presented in our future financial reports and regulatory filings.

Following the Reverse Stock Split, we will have approximately 4,548,781 shares of Common Stock issued and outstanding, rather than the 18,195,126 shares of Common Stock currently issued and outstanding.

On February 18, 2015, the date immediately preceding the filing of this Information Statement on Schedule 14C, the closing bid price of our shares subject to quotation on the OTCQB Market was $0.06 and the total market value of the 18,195,126 shares of Common Stock outstanding was approximately $1,091,707.

Rationale for the Reverse Stock Split

The Board of Directors believes that a Reverse Stock Split on a One-for-Four (1:4) basis should, at least initially, increase the price of our shares of Common Stock to approximately $0.24 per share. While the Reverse Stock Split will not increase to total market value of our Common Stock, the Board of Directors believes that the increase in our share price, which increase will not necessarily be sustained, should make our shares more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock. However, there can be no assurance that any of the forgoing results will occur.

In addition, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were higher. This difference in transaction costs may also further limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Corporation's stockholders. However, the Corporation's aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Stock Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

The Board further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Stock Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations and better facilitate our ability to raise capital. Moreover, the Board considered that the number of outstanding shares of Common Stock is unreasonably large in relation to the size of the Corporation's operations. Upon implementation of the Reverse Stock Split and decrease in the number of shares of Common Stock that are issued and outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to future developments in our business.

Notwithstanding our belief, we ultimately cannot predict whether, and to what extent, the Reverse Stock Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the profitability of our business operations, the nature of our business, overall market conditions and other factors unrelated to our capital structure.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Stock Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can or will be sustained for a prolonged period of time or any time at all, or that the Reverse Stock Split would enhance the liquidity of, or investor interest in, our Common Stock.

Nevertheless, our Board of Directors believes that the potential positive effects of the Reverse Stock Split should outweigh the potential disadvantages. In making this determination, our Board of Directors has taken into account various potential negative factors, including: (i) the negative perception of Reverse Stock Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Stock Split, among others. The effect of the Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Stock Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board together with our Majority Consenting Stockholders have determined that to implement the Reverse Stock Split is in our best interests and that of our stockholders.

Effects of the Reverse Stock Split

The Amendment to our Certificate of Incorporation will implement the One-for-Four (1:4) Reverse Stock Split of our issued and outstanding Common Stock, to be effective upon receipt of approval be FINRA, which we have referred to as the Effective Date.

With the exception of the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Stock Split would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business or our business following the reverse merger would materially change as a result of the Reverse Stock Split.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act.

After the Effective Date of the Reverse Stock Split, each stockholder will own a reduced number of shares of our Common Stock, based upon the ratio of One for Four (1:4). However, a Reverse Stock Split will affect all of our stockholders equally and will not affect any stockholder's percentage ownership of the Corporation, except for the immaterial result that the Reverse Stock Split shall involve in the rounding up of any fractional shares up to the next whole number of shares, as described herein. For example, a holder of two (2%) percent of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split will continue to hold two (2%) percent of the voting power of the outstanding shares of Common Stock after the Reverse Stock Split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the Reverse Stock Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record will not be affected by the Reverse Stock Split.

Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects

Upon the Effective Date of the Reverse Stock Split, the Corporation will have 4,548,781 shares issued and outstanding and will have 490,000,000 shares of authorized Common Stock. These additional shares will be available for issuance from time to time for business purposes as reasonably determined by the Board of Directors. In connection with capital-raising transactions and acquisitions of technologies, or assets, consistent with our current business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our Corporation with another Corporation), we are not proposing the Reverse Stock Split in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Corporation. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Corporation.

We believe that the availability of the additional shares will provide us with the flexibility to pursue, in addition to the reverse merger with Emerald, other potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise additional equity capital after the reverse merger with Emerald, to make other acquisitions through the use of shares of Common Stock, to establish strategic relationships with other companies, to adopt and fund employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

In the event that we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Although we will continually examine potential transactions assuming successful completion of the capital raise and the reverse merger with Emerald, we have no current plans or arrangements, other than the contingent issuance of earn-out shares to Emerald's equity holders, to issue any additional shares of Common Stock. Furthermore, the additional shares of Common Stock that will become available for issuance upon the Effective Date of the Reverse Stock Split could also be used by the Corporation's management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Corporation.

For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Stock Split have been prompted by business and financial considerations as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Corporation.

Following the Reverse Stock Split, the Corporation will to have 490,000,000 shares of Common Stock authorized and approximately 4,548,781 shares of Common Stock issued and outstanding and, as a result, the Corporation will have approximately 485,451,219 authorized but unissued shares of Common Stock available for issuance from time to time at the discretion of the Board of Directors. The Board does not currently contemplate entering into any arrangements or recommending the adoption of any other provisions, such as supermajority voting requirements, that may have material anti-takeover consequences.

Accounting Matters

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the Effective Date of the Reverse Stock Split, the stated par value capital on our balance sheet attributable to our Common Stock will be reduced and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

We present earnings per share ("EPS") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: "If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed."

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Stock Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Corporation's available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Stock Split without the engagement of third parties.

Street Name Holders of Common Stock

The Corporation intends for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Corporation's transfer agent will adjust the record books of the Corporation to reflect the Reverse Stock Split as of the Effective Date. New certificates will not be mailed to stockholders.

Federal Income Tax Consequences

The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the Reverse Stock Split.
We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. We believe, however, that because the Reverse Stock Split is not part of a plan to periodically increase or decrease any stockholder's proportionate interest in the assets or earnings and profits of our Corporation, the Reverse Stock Split would have the federal income tax effects described below:

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder's basis in the post-split shares will equal that stockholder's basis in the pre-split shares. A stockholder's holding period for the post-split shares will be the same as the holding period for the pre-split shares exchanged therefore. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefore will also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders will be treated as if our Corporation had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares will result in any gain or loss recognition by stockholders. Our Corporation should not recognize gain or loss as a result of the reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of Common Stock as of February 17, 2015, that are beneficially owned by (i) each person or entity known to our Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Corporation; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.
Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
Liron Carmel, CEO, CFO and sole Director	0	0.00%
42 Ben Zvi Street
Ramat Gan, Israel
Eli Yoresh	1,650,000	9.07%
42 Ben Zvi Street
Ramat Gan, Israel
Kfir Silberman	2,475,000	13.60%
42 Ben Zvi Street
Ramat Gan, Israel
Amir Uziel	4,125,000	22.67%
42 Ben Zvi Street
Ramat Gan, Israel
Itschak Shrem	4,125,000	22.67%
42 Ben Zvi Street
Ramat Gan, Israel
Lavi Krasney	4,125,000	22.67%
42 Ben Zvi Street
Ramat Gan, Israel

Directors and Officers (1 person)	0	0.00%

(1) Applicable percentage ownership is based on 18,195,126 shares of Common Stock outstanding as of February 17, 2015. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of February 17, 2015 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

The following table sets forth the name, age and position of each of our Director and executive officer.

Name	Age	Position
Liron Carmel	30	CEO, CFO and Chairman of the Board

Liron Carmel – CEO, CFO and Chairman of the Board

From 2010 through December 2014, Mr. Carmel served as a senior analyst in the Investment Division of Excellence Group, a leading investment firm in Israel. In such capacity, Mr. Carmel specialized in risk management and special debt financing including participation in and leading negotiations with major institutional investors in Israel. From 2009 to 2010, Mr. Carmel was an analytical consultant for Precise Group, an Israeli financial institution.

Our Directors are elected annually and hold office until our annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. There are no family relationships among our officers and Directors. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Vacancies in the Board are filled by majority vote of the remaining Directors. Directors may be reimbursed by us for expenses incurred in attending meetings of the Board of Directors.

Audit Committee and Financial Expert

We do not have an audit committee or an audit committee financial expert. Our corporate financial affairs are simple at this stage of development and each financial transaction can be viewed by any officer or Director at will. We will form an audit committee if it becomes necessary as a result of growth of the Company or as mandated by public policy.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, the Company plans to implement such a code in the fourth quarter of 2015.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest, in that our Directors who are also our officers have the authority to determine issues concerning management compensation, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our Directors or officers.

EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf. The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending December 31, 2014, 2013 and 2012.

Summary Compensation Table
					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Ivo Heiden, former CEO, CFO and Chairman (1)	2014	---	---	---	---	---	---
	2013	24,000	---	---	---	---	---
	2012	24,000	---	---	---	---	---

(1) On November 21, 2014, in connection with the appointment of new management, the Registrant's Board of Directors accepted the resignation of Ivo Heiden as CEO, CFO and Director of the Registrant. Mr. Heiden resigned as an officer and director in order to pursue other business opportunities and had no disagreements with the Registrant's operations, policies or practices.

Executive Employment Agreements

To date, we have not entered into any employment agreements with our executive officer.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will provide without charge a information statement upon written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Director of

Zaxis International Inc.
42 Ben Zvi Street
Ramat Gan, Israel
+ 972 052-579-5082

February 19, 2015

By: /s/ Liron Carmel,
Liron Carmel, Chief Executive Officer

Exhibit A

JOINT WRITTEN CONSENT, AS AMENDED
OF THE
BOARD OF DIRECTORS
AND
MAJORITY CONSENTING STOCKHOLDERS
OF
ZAXIS INTERNATIONAL INC.

The undersigned, being the sole member of the Board of Directors of Zaxis International Inc., a Delaware corporation (the "Corporation"), acting together with the written consent of the  holders (the "Majority Consenting Stockholders") of a majority of the outstanding shares of the Corporation's common stock, acting pursuant to the authority granted by Section 242 of the Delaware General Corporation Law ("DGCL"), do hereby adopt the following resolutions as of this 17 day of February 2015.

WHEREAS, the Corporation's Board of Directors, after reviewing the capital structure of the Corporation, including the number of authorized shares of the Corporation's capital stock, the number of currently issued and outstanding shares of Common Stock and the market price of the Corporation's Common Stock has determined to authorize and to recommend that the Majority Consenting Stockholders consent to ratify and approve an amendment to the Corporation's Certificate of Incorporation to: (i) change the Corporation's authorized capital stock by increasing the number of authorized shares of common stock, par value $0.0001 per share ("Common Stock") from 100,000,000 shares of to 490,000,000 shares of Common Stock, without any change in the 10,000,000 authorized shares of preferred stock, par value $0.0001 per share ("Preferred Stock) and (ii) implement a reverse split of the Corporation's outstanding shares of Common Stock on a One-for-Four (1:4) basis. The Corporation's Board of Directors has and shall continue to have the authority to establish one or more series of Preferred Stock and fix the relative rights and preferences of any series of Preferred Stock to be determined by the Board of Directors without further action by the Corporation's Stockholders.

NOW, THEREFORE, BE IT RESOLVED, that the Articles of Incorporation of this Corporation be amended by restating Article FOURTH as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall be entitled to issue is Five Hundred Million (500,000,000) shares of capital stock consisting of 490,000,000 shares of Common Stock, par value $0.0001, and 10,000,000 shares of Preferred Stock, par value $0.0001, and that the Board of Directors has the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock to be determined by the Board of Directors. The total number of 18,195,126 outstanding shares of Common Stock be subject to a reverse split on a one-for-four (1:4) basis.

FURTHER RESOLVED, that this Joint Written Consent of the Board of Directors and Majority Stockholders shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the Majority Consenting Stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED, that the undersigned sole member of the Corporation's Board of Directors and the Majority Consenting Stockholders of the Corporation, hereby authorize, ratify and approve the forgoing actions pursuant to the provisions of the DGCL and thereby direct that this Joint Written Consent of the Board of Directors and Majority Stockholder be filed with the minutes of the meetings of the Corporation.

The number of shares of Corporation's Common Stock issued and outstanding at February 17, 2015 (the "New Record Date") is 18,195,126 shares. The number of shares of Common Stock owned of record and beneficially by the Majority Consenting Stockholders necessary to approve the above resolutions under Section 228 of Title 8 of the DGCL and the By-laws of the Corporation is 9,097,564 shares of Common Stock. The Majority Consenting Stockholders holding 16,500,000 shares of Common Stock, representing 90.68%, have consented to the adoption of the above resolutions at the New Record Date.

FURTHER RESOLVED, that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;

FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as duly authorized actions of the Corporation. This Joint Written Consent shall be added to the corporate records of the Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

Zaxis International Inc.

By: /s/ Liron Carmel
Liron Carmel, Sole Director

Dated: February 17, 2015

Names of Majority Consenting Stockholders	Number of Shares	Percentage

/s/ Eli Yoresh	1,650,000	9.07%
Name: Eli Yoresh

/s/ Kfir Silberman	2,475,000	13.61%
Name: Kfir Silberman

/s/ Amir Uziel	4,125,000	22.67%
Name: Amir Uziel

/s/ Lavi Krasney	4,125,000	22.67%
Name: Lavi Krasney

/s/ Itschak Shrem	4,125,000	22.67%
Name: Itschak Shrem

Total	16,500,000	90.68%

Exhibit B

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Zaxis International Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Zaxis International Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and based upon the written consent of stockholders of said Corporation holding a majority of the outstanding shares of common stock for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Articles shall be and read as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall be entitled to issue is 500,000,000 shares of capital stock consisting of 490,000,000 shares of Common Stock, par value $0.0001, and 10,000,000 shares of Preferred Stock, par value $0.0001, and that the Board of Directors has the authority to establish one or more series of Preferred Stock and fix relative rights and preferences of any series of Preferred Stock to be determined by the Board of Directors. In connection with the Certificate of Amendment, the number of issued and outstanding shares of Common Stock shall be subject to a reverse stock split on a one-for-four (1:4) basis and that the currently issued and outstanding 18,195,126 shares of Common Stock will be reduced to 4,548,781 shares of Common Stock.
SECOND: That thereafter, pursuant to resolution of its Board of Directors, and based upon the written consent of holders of a majority of the shares of Common Stock of said Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this __th day of February 2015.

By: /s/ Liron Carmel
Name: Liron Carmel
Title: Chairman and Chief Executive Officer